THE CHILDREN’S PLACE RETAIL STORES, INC. COMMENTS ON SEPTEMBER SALES
- Company Lowers Guidance-
- Comments on Near Term Strategic Actions -

Secaucus, New Jersey - October 9, 2007 - The Children’s Place Retail Stores, Inc. (NASDAQ: PLCE) today announced total consolidated sales of approximately $217.8 million for the five-week period ended October 6, 2007, an approximate 4% increase compared to sales of $210.3 million for the five-week period ended September 30, 2006. Consolidated comparable store sales decreased approximately 3% for the five weeks ended October 6, 2007, compared to a 16% increase last year. Consolidated September comparable store sales are comprised of an approximate 2% decrease at The Children’s Place brand, and an approximate 6% decrease at Disney Store. Final September sales results will be reported on Thursday, October 11, 2007, before the market opens.

The Company commented that in light of September sales and margin results and its revised outlook for the month of October, it now anticipates that earnings per share for the third quarter of fiscal 2007 will come in at least 60% below the low end of its previous guidance of $0.94 to $1.02 given on August 23, 2007. Included in this new outlook is an estimated charge of approximately $0.07 per share related to severance payments to be made to the Company’s former chief executive officer pursuant to the terms of his employment agreement with the Company.

Assuming that current sales and margin trends continue into the fourth quarter, the Company’s earnings per share will be significantly below the low end of its previous fourth quarter and full year earnings per share guidance of $1.79 to $1.86 and $2.25 to $2.40, respectively. Given the recent change of the Company’s CEO and challenging macro-economic environment, at this time the Company does not plan to provide further guidance for the fourth quarter or the full year.

The Company also announced that, in light of the Company’s lowered expectations regarding fiscal 2007, it will be reversing amounts which had been accrued in fiscal 2006 and the first half of fiscal 2007 for its long-term management equity compensation program. This anticipated reversal amounts to a non-cash gain of approximately $0.25 per share which the Company now expects to be retroactive to the first half of fiscal 2007.

“Clearly we are disappointed with current business trends and our outlook for the second half of the year,” said Chuck Crovitz, Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc. “Our results primarily reflect inventory levels at both brands that are higher than we would like given current sales trends, particularly at The Children’s Place brand. As a result, we had to take a substantial amount of unplanned markdowns during September, resulting in merchandise margins well below our plans. At this time, we believe these trends are likely to continue through the remainder of the year.”

The Company further commented that it believes certain external factors, such as the unseasonably warm weather particularly in the last 10 days of the month, put substantial pressure on the business.

Mr. Crovitz and the Board are in the process of assessing the business and are re-evaluating its inventory strategy. Steps are being taken to reduce inventory levels where possible. Given the Company’s merchandise buying lead times, it will likely take several quarters to make adjustments to the extent they are necessary.

- more -

PLCE: Company Comments on September Sales

In addition:
•
Mr. Crovitz is actively engaged with other members of management in overseeing the updating and completion of the Company’s delinquent SEC filings. Becoming current in its financial reporting remains a top priority at the Company.

•	The Company’s Board of Directors has established a Search Committee comprised of Sally Frame Kasaks and Bob Fisch to oversee the search for a permanent chief executive officer.

•	The Committee has chosen search firm Herbert Mines Associates, which specializes in the retail and consumer products sectors, to conduct the search.

As stated above, the Company will provide further details regarding its September sales results on Thursday, October 11, 2007, before the market opens and will provide a pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time through Thursday, October 18, 2007. To access the call, please dial (402) 220-2662 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of October 6, 2007, the Company owned and operated 899 The Children’s Place stores and 328 Disney Stores in North America and its online stores, www.childrensplace.com and www.disneystore.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option granting practices and the completed investigation by the special committee of the Company's Board of Directors, the previously announced pending restatement of the Company's historical financial statements, the delays in filing the Company's periodic reports with the Securities and Exchange Commission, the pending NASDAQ proceedings regarding the Company's continued listing, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company. Actual results, events, and performance may differ. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Investors:	Heather Anthony, Sr. Director, Investor Relations, (201) 558-2865
Susan LaBar, Manager, Investor Relations, (201) 453-6955
Media:	Melissa Merrill/Cara O’Brien/Leigh Parrish, FD, 212-850-5600

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